CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated April 27, 2023, relating to the financial statements and financial highlights of U.S. Diversified Real Estate ETF, a series of ETF Series Solutions, for the year ended February 28, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
June 28, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board